EXHIBIT 4.1

                               AMENDMENT NO. 1 TO
                    PURADYN FILTER TECHNOLOGIES INCORPORATED
                       INCORPORATED 1999 STOCK OPTION PLAN

         WHEREAS, Puradyn Filter Technologies Incorporated (the "Corporation") has previously adopted its 1999 Stock Option Plan covering 2,000,000 shares of Corporation's $.001 par value Common Stock; and

         WHEREAS, the Corporation desires to increase the number of shares of Common Stock included within the 1999 Stock Option Plan.

         NOW, THEREFORE, the Corporation does hereby amend its 1999 Stock Option Plan as follows:

         1. Section 3 of the 1999 Stock Option Plan is hereby amended to provide that the aggregate number of shares of Stock which may be purchased pursuant to the exercise of Options shall be 3,000,000 shares of Common Stock.

         2. In all other respects, the 1999 Stock Option Plan shall remain in full force and effect.

         Dated as of June 23, 2000.

                                         PURADYN FILTER TECHNOLOGIES
                                                   INCORPORATED

                                         By:/s/Richard C. Ford
                                            -----------------------------
                                               Richard C. Ford, President